EXHIBIT 8.1


                                                                  April 24, 1998


CarrAmerica Realty Corporation
1700 Pennsylvania Avenue, N.W.
Washington D.C.   20006


Ladies and Gentlemen:

                  We have acted as counsel to CarrAmerica Realty Corporation, a Maryland corporation (the "Company"), in connection with the registration of unsecured debt securities ("Debt Securities"), preferred stock ("Preferred Stock"), common stock, $.01 per value ("Common Stock"), warrants exercisable for Common Stock ("Common Stock Warrants") and shares of preferred stock represented by depositary shares ("Depositary Shares") of the Company, with an aggregate public offering price of up to $1,000,000,000, as more fully described in the Company's Registration Statement filed with the Securities and Exchange Commission on or about the date hereof ("Registration Statement," which includes the "Prospectus"). In connection with such registration, we have been asked to provide you with an opinion regarding certain federal income tax matters related to the Company. Capitalized terms used in this letter and not otherwise defined herein have the meaning set forth in the Prospectus.

                  Basis for Opinion

                  The opinion set forth in this letter is based on relevant provisions of the Code, Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

                  In rendering our opinion, we have examined the following documents: (1) the Prospectus and the Prospectus Supplement; (2) the Proxy Statement filed with the Securities and Exchange Commission on November 6, 1995 (the "Proxy Statement"); (3) the Stock Purchase Agreement dated as of November

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5, 1995 among the Company, Security Capital U.S. Realty, a Luxembourg
corporation ("SC-USREALTY"), Security Capital Holdings S.A., a Luxembourg corporation and a wholly-owned subsidiary of SC-USREALTY ("Holdings"), as amended as of April 29, 1996 (the "Stock Purchase Agreement"); (4) the Stockholders Agreement dated as of April 30, 1996 among the Company, Carr Realty, L.P., SC-USREALTY, and Holdings (the "Stockholders Agreement"); (5) the Registration Rights Agreement dated as of April 30, 1996 among the Company, SC-USREALTY and Holdings (the "Registration Rights Agreement"); (6) the articles of incorporation and stock ownership records or partnership agreement (as applicable) of each of the Company, Carr Realty, L.P., CarrAmerica Development, Inc. (the "Development Company"), Carr Real Estate Services, Inc. ("Carr Services, Inc."), CarrAmerica Realty Services, Inc. ("CarrAmerica Services, Inc."), Carr Redmond Corporation, Carr Real Estate Services Partnership ("Carr Services, L.P."), CarrAmerica Realty L.P., Carr Parkway North I Corporation ("Carr Parkway North"), CarrAmerica Realty GP Holdings, Inc. ("Carr GP Holdings"), CarrAmerica Realty LP Holdings, Inc. ("Carr LP Holdings"), OmniOffices, Inc. ("OmniOffices") and CarrAmerica Realty Properties, Inc. ("Carr Properties"). (Collectively, the above-referenced entities are sometimes referred to herein as the "Company Group Entities.") The opinion set forth in this letter also is premised on certain written representations of the Company contained in a letter dated April 7, 1998 (the "Management Representation Letter").

                  We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including the Prospectus, the Prospectus Supplement and the Management Representation Letter. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material facts relevant to our opinion.

                  In our review, we have assumed that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company Articles of Incorporation, have been and will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Moreover, we have assumed that each of the Company Group Entities has been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents and in the Prospectus and the Prospectus Supplement and that, as represented by the

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Company, (i) there are no agreements or understandings between the Company or
Carr Realty, L.P., on the one hand, and The Oliver Carr Company ("OCCO") and/or its shareholders, on the other, that are inconsistent with OCCO being considered to be both the record and beneficial owner of more than 90% of the outstanding voting stock of each of the Development Company and Carr Services, Inc. and (ii) there are no agreements or understandings between the Company on the one hand, and any of (x) SC-USREALTY, (y) OCCO and/or its shareholders, or (z) Strategic Omni Investors, LLC or the owners thereof, on the other, that are inconsistent with (x) SC-USREALTY, (y) OCCO and (z) Strategic Omni Investors LLC being considered to be both the record and beneficial owner of all of the outstanding voting stock of OmniOffices.

                  We assume for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland, that the Development Company, Carr Services, Inc., CarrAmerica Services, Inc., Carr Redmond Corporation, Carr Parkway North, Carr GP Holdings, Carr LP Holdings, OmniOffices and Carr Properties are validly organized and duly incorporated corporations under the laws of the State of Delaware, and that Carr Realty, L.P., Carr Services, L.P., and CarrAmerica Realty, L.P. are duly organized and validly existing partnerships under the applicable laws of the State of Delaware.

Opinion

                  Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

                  1. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code for its taxable years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996, and December 31, 1997 and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT.

                  2. The discussions in the Prospectus and the Prospectus Supplement under the headings "Federal Income Tax Considerations," to the extent that they describe matters of federal income tax law, are correct in all material respects.

                  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its

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distributions to stockholders, and the diversity of its stock ownership. We will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, Carr Realty, L.P., CarrAmerica Realty, L.P. and the other Company Group Entities, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

                  An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS or that a court considering the issues would not hold contrary to such opinion.

                  This opinion letter has been prepared solely for your benefit in connection with the filing of the Registration Statement. This opinion may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                              Very truly yours,


                                                      /s/ Hogan & Hartson L.L.P.
                                                      --------------------------
                                                      HOGAN & HARTSON L.L.P.